Exhibit 99.1

Date: Contact:	May 3, 2011 Peter B. Orthwein or Richard E. Riegel III
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, NINE MONTHS;
BACKLOG, CASH AND INVESTMENTS
Thor Industries, Inc. (NYSE:THO) announced today preliminary sales, backlog, and cash, cash equivalents & investments for the quarter and nine months ended April 30, 2011.
Preliminary consolidated sales in the quarter were $848,924,000, up 25% from $680,192,000 last year. RV sales in the quarter were $739,450,000, up 32% from $559,166,000 last year. Both consolidated and RV sales in the third quarter of Thor’s 2011 fiscal year include Heartland RV, acquired September 16, 2010. Bus sales in the quarter were $109,474,000 versus $121,026,000 last year.
Consolidated sales in the nine months were $1,981,835,000, up 23% from $1,612,769,000 last year. RV sales in the nine months were $1,683,124,000, up 31% from $1,284,891,000 last year. Both consolidated and RV sales in the nine months of Thor’s 2011 fiscal year include Heartland RV since its acquisition on September 16, 2010. Bus sales in the nine months were $298,711,000 versus $327,878,000 last year.
Cash, cash equivalents and investments on April 30, 2011 were $61 million. Cash is lower this year as Thor used cash resources to acquire Heartland RV in September, invested in greater capital expenditures to upgrade and increase its production capacity, and increased its working capital utilization, which is tied to higher RV production and sales.
Consolidated backlog on April 30, 2011 was $633 million, compared to $667 million last year. RV backlog was $427 million, down 5% from $448 million last year. Both consolidated and RV backlogs on April 30, 2011 include Heartland RV. Bus backlog was $206 million versus $219 million last year.
“Thor had solid sales performance in the third quarter,” said Peter B. Orthwein, Thor Chairman, CEO & President. “The RV market is well balanced today, with dealer inventories better aligned with current demand, a healthy backlog, an improving promotional environment, and better conditions in both wholesale and retail credit. However, we continue to feel pressure from escalating fuel prices and other commodity costs. Thor’s retail RV market share has grown in each of its reported segments, according to the latest Statistical Surveys retail sales results as of February, 2011.”
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause mate rially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, fuel prices, fuel availability, lower consumer confidence, interest rate increases , tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2010, and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2011 . The Company disclaims any o bligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.